Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES NEW CHIEF LEGAL OFFICER

HOUSTON, Texas, August 24, 2026 – Murphy Oil Corporation (NYSE: MUR) today announced the appointment of Michol L. Ecklund as Senior Vice President, Chief Legal Officer and Corporate Secretary of the Company, effective August 31, 2026.

In this role, Ms. Ecklund will oversee Murphy’s legal, compliance, governance, government affairs, land, sustainability and risk management functions and serve as a member of Murphy's Executive Leadership Team.

Eric M. Hambly, President and Chief Executive Officer, commented, "Michol’s demonstrated leadership, broad legal expertise and deep industry knowledge position her well to provide strategic oversight of these functions. We look forward to the contributions she will make to Murphy's continued success."

Ms. Ecklund brings more than 25 years of legal, governance, compliance and leadership experience in the energy industry. Most recently, she served as Executive Vice President and General Counsel of Anew Climate, where she led the legal, marketing and policy functions. Ms. Ecklund joined Anew in 2024.

Prior to joining Anew, Ms. Ecklund was with Callon Petroleum Company, where she served as Senior Vice President, Chief Sustainability Officer, General Counsel and Corporate Secretary during her seven-year tenure. Before joining Callon, she held positions of increasing responsibility during her 15-year tenure at Marathon Oil Corporation, culminating in her role as Deputy General Counsel. Ms. Ecklund began her legal career at Baker Botts L.L.P. in Houston. She holds a Bachelor of Arts degree from Rice University, where she currently serves on the Board of Trustees, and a Juris Doctor degree from Harvard Law School.

As Senior Vice President, Chief Legal Officer and Corporate Secretary, Ms. Ecklund will report directly to Eric M. Hambly, President and Chief Executive Officer.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is an independent oil and natural gas company with a multi-basin onshore and offshore portfolio and significant exploration opportunities. The company has more than a century-long history of demonstrating strong execution and innovative, full-cycle development capabilities with a focus on value creation that drives shareholder returns. Murphy’s foresight and financial discipline, along with its culture of adaptability and accountability, will allow the company to continue its outstanding legacy and exceptional reputation. The company’s current operations include extensive inventory located onshore in the Eagle Ford Shale, Tupper Montney and Kaybob Duvernay, as well as offshore in the Gulf of America and Canada. Murphy also strives to create long-term shareholder value through offshore exploration and development in the Gulf of America, Vietnam and Côte d’Ivoire. Additional information can be found on the company’s website at www.murphyoilcorp.com.

Investor Contacts:

InvestorRelations@murphyoilcorp.com

Atif Riaz, 281-675-9358

Beth Heller, 281-675-9363